Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Form 20-F of R.V.B Holdings for the year ended December 31, 2015 of our report dated March 5, 2015, relating to the consolidated financial statements of R.V.B Holdings Ltd. for the year ended December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern).

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants (Israel)

Member firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

February 5, 2017